Exhibit 5.1
March 19, 2010
National Fuel Gas Company (the “Company”)
6363 Main Street
Williamsville, New York 14221
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We refer to your Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 3,000,000 shares of your common stock, $1.00 par value (the “Common Stock”) together with the common stock purchase rights appurtenant thereto (the “Rights” and together with the Common Stock, the “Shares”) to be offered pursuant to the National Fuel Gas Company 2010 Equity Compensation Plan (the “Plan”).
     We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Plan and such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion. In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies.
     Upon the basis of such examination, we advise you that, in our opinion, (i) the shares of Common Stock issuable under the Plan will be, when issued in accordance with the terms of the Plan, validly issued, fully paid and non-assessable and (ii) the Rights, when issued as contemplated by the Registration Statement, and in accordance with the terms and conditions of the Amended and Restated Rights Agreement, dated as of December 4, 2008, between the Company and The Bank of New York Mellon (the “Rights Agreement”), will be validly issued provided that:
(a)	The Board of Directors of the Company, or a duly authorized committee thereof, shall have taken all appropriate action (i) to authorize and approve the issuance and delivery of the Shares in connection with the Plan, (ii) to fix or otherwise determine the consideration to be received therefor and (iii) to take or, subject to specified guidelines (including the specified pool of Shares that may be issued), to delegate to appropriate officers (being officers other than those to which the relevant awards and/or Shares may be issued) of the Company the authority to take and, pursuant thereto, such officers shall have taken, all other final action necessary to consummate the authorization of the issuance and delivery of such Shares in connection with the Plan;
(b)	Such Shares shall have been issued and delivered for the consideration contemplated in accordance with the terms and conditions of the Plan, which shall not be less than par value per share, and as contemplated by the Registration Statement; and

(c)	If such Shares are certificated, the certificates therefor shall have been duly executed, countersigned, registered and delivered.
     Our opinion herein is expressed solely with respect to the federal laws of the United States and the laws of the State of New Jersey. Our opinion is based on these laws as in effect on the date hereof. Additionally, our opinion with respect to the Rights is limited to the valid issuance of the Rights under the business corporation laws of the State of New Jersey. Our opinion herein does not concern any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights, or the enforceability of any particular provisions of the Rights Agreement.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ LOWENSTEIN SANDLER PC